Exhibit 99.1

CONTACT:          Glenn Spina
Chief Executive Officer
(646) 737-1522

FOR IMMEDIATE RELEASE

EMERGING VISION CONTINUES EXTRAORDINARY TURNAROUND
RECAPS THREE AND NINE MONTH RESULTS

New York, NY, November 18, 2010 – Emerging Vision, Inc. (OTCBB – ISEE.OB) today recapped its results for the three and nine months ended September 30, 2010.

Three and Nine Month Results
Operating Income increased $992,000, or 169%, for the three months ended September 30, 2010 as compared to the three months ended September 30, 2009 and increased $1,880,000, or 515%, for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009.  EBITDA (earnings before interest, taxes, depreciation and amortization) increased $971,000, or 240%, for the three months ended September 30, 2010 as compared to the three months ended September 30, 2009 and increased $1,926,000, or 940%, for the nine months ending September 30, 2010 as compared to the nine months ended September 30, 2009.

The Company’s operations are divided into six business segments including the Company Store and Franchise segments, and the Optical Purchasing Group segment, which consists of the operations of The Optical Group in Canada and Combine Buying Group in the United States.

EBITDA generated by the Company Store segment increased $167,000, or 65%, for the three months ended September 30, 2010 as compared to the three months ended September 30, 2009 and increased $369,000, or 80%, for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009.

Glenn Spina, Chief Executive Officer of the Company, commented, “The Company Store segment continues to show 20-30% increases in top line revenue quarter over quarter and year over year which has been driven by our new marketing campaign, product remerchandising and intensive hands on training.”

EBITDA generated by the Franchise segment increased $298,000, or 43%, for the three months ended September 30, 2010 as compared to the three months ended September 30, 2009 and increased $978,000, or 48% for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009.  Mr. Spina commented, “The reductions in operating expenses continue to positively affect our bottom line, while at the same time, increased average franchise store revenues encourages us and reinforces our belief that the changes to our marketing programs are having a positive long term effect.”

Revenues for The Optical Group increased $757,000, or 7.4%, for the three months ended September 30, 2010 as compared to the three months ended September 30, 2009 and increased $3,936,000, or 14%, for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009.  EBITDA increased $21,000, or 10%, for the three months ended September 30, 2010 as compared to the three months ended September 30, 2009 and increased $90,000, or 13%, for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009.  These increases were a result of a more favorable exchange rate during 2010 on average as compared to 2009, an increase in Canadian revenues of approximately 1.8%, and the establishment of new vendor programs.

EBITDA generated by Combine Buying Group increased $730,000, or 111%, for the three months ended September 30, 2010 as compared to the three months ended September 30, 2009 and increased $811,000, or 153%, for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009.

The Company has been able to utilize the positive earnings and operating cash flows generated during the nine months ended September 30, 2010 to reduce its debt.  Overall, the Company’s outstanding debt has decreased approximately $1,244,000.

Brian Alessi, Chief Financial Officer of the Company, commented, “We have been able to reduce our Credit Facility with M&T Bank by over $1.1 million during the first nine months of fiscal 2010, and we have been compliant with each of the Facility’s financial covenants for three consecutive quarters.”

Mr. Spina concluded, “I am pleased, humbled and excited about our year to date results, but at the same time I realize that these results only represent a nine month period and that my team and I cannot become complacent with these short term successes.  Instead, we must use these successes as a blueprint and a springboard to close out the year on a strong note and to begin 2011 with a greater understanding and a firm commitment of what needs to be done for our long term success.”

Use of Non-GAAP Performance Indicators

This press release includes financial measures that are not in accordance with Generally Accepted Accounting Principles (“GAAP”), consisting of EBITDA.  We refer to EBITDA because it is a widely accepted financial indicator of a company’s ability to service or incur indebtedness.  Management has provided EBITDA results to provide a greater level of understanding of our performance had it not been for certain non-cash charges, many of which were incurred as a result of the acquisitions of Combine and The Optical Group.  These charges include depreciation and amortization, and interest expense.  Management believes the EBITDA results are useful to investors because they enhance investor’s ability to review the Company’s business the way management does and allows investors to assess the ongoing operating and financial performance of our Company.

EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs, should not be considered an alternative to net income or to cash flow from operations (as determined in accordance with GAAP) and should not be considered an indication of our operating performance or as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures for other companies.

About Emerging Vision
Emerging Vision, Inc. is a leading provider of eye care products and services and currently operates one of the largest franchised optical chains in the United States. Principally under the Sterling Optical and Site for Sore Eyes brands, the Company has 131 franchised and company-owned stores located across 13 states, the District of Columbia, Canada and the U.S. Virgin Islands. Most of the Company's stores offer prescription and non-prescription eyeglasses, eyeglass frames, ophthalmic lenses, contact lenses, sunglasses, and a range of ancillary items. The Company also operates VisionCare of California (d/b/a Sterling VisionCare), a specialized health care maintenance organization that employs licensed optometrists to provide services for stores located in California. The Company also operates Combine Buying Group and The Optical Group, two leading optical group purchasing businesses which provide their member retailers with vendor discounts on optical products in the U.S. and Canada respectively. For more information, visit Emerging Vision's website at www.emergingvision.com.

This press release contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this press release may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, or projections involving anticipated revenues, earnings or other aspects of our operating results. The words "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences (including, but not limited to, uncertainties and risks associated with the inclusion of the Company’s securities in an illiquid trading market, and those uncertainties, risks and other influences set forth in our public reports filed with the Securities and Exchange Commission including, but not limited to our Form 10-K for the year ended December 31, 2009), many of which are beyond our control, that may influence the accuracy of the statements and the projections upon which the statements are based. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

EBITDA – Emerging Vision
	For the Three Months Ended September 30 (in thousands):
	2010	2009	$ Change	% Change
EBITDA Reconciliation:
Net income	$367	$(637)	$1,004	157.6%
Interest	53	55	(2)	(3.6%)
Taxes	12	11	1	9.1%
Depreciation and amortization	134	166	(32)	(19.3%)
EBITDA	$566	$(405)	$971	239.8%

	For the Nine Months Ended September 30 (in thousands):
	2010	2009	$ Change	% Change
EBITDA Reconciliation:
Net income	$1,473	$(470)	$1,943	413.4%
Interest	157	170	(13)	(7.6%)
Taxes	92	22	70	318.2%
Depreciation and amortization	409	483	(74)	(15.3%)
EBITDA	$2,131	$205	$1,926	939.5%

EBITDA – Company Store Segment
	For the Three Months Ended September 30 (in thousands):
	2010	2009	$ Change	% Change
EBITDA Reconciliation:
Net loss	$(109)	$(272)	$163	59.9%
Depreciation and amortization	17	13	4	30.8%
EBITDA	$(92)	$(259)	$167	64.5%

	For the Nine Months Ended September 30 (in thousands):
	2010	2009	$ Change	% Change
EBITDA Reconciliation:
Net loss	$(137)	$(505)	$368	72.9%
Depreciation and amortization	47	46	1	2.2%
EBITDA	$(90)	$(459)	$369	80.4%

EBITDA – Franchise Segment
	For the Three Months Ended September 30 (in thousands):
	2010	2009	$ Change	% Change
EBITDA Reconciliation:
Net income	$983	$623	$360	57.8%
Interest	2	10	(8)	(80.0%)
Depreciation and amortization	13	67	(54)	(80.6%)
EBITDA	$998	$700	$298	42.6%

	For the Nine Months Ended September 30 (in thousands):
	2010	2009	$ Change	% Change
EBITDA Reconciliation:
Net income	$2,961	$1,812	$1,149	63.4%
Interest	11	37	(26)	(70.3%)
Depreciation and amortization	46	191	(145)	(75.9%)
EBITDA	$3,018	$2,040	$978	47.9%

EBITDA – The Optical Group
	For the Three Months Ended September 30 (in thousands):
	2010	2009	$ Change	% Change
EBITDA Reconciliation:
Net income	$155	$147	$8	5.4%
Interest	37	32	5	15.6%
Taxes	11	11	-	0.0%
Depreciation and amortization	37	29	8	27.6%
EBITDA	$240	$219	$21	9.6%

	For the Nine Months Ended September 30 (in thousands):
	2010	2009	$ Change	% Change
EBITDA Reconciliation:
Net income	$572	$516	$56	10.9%
Interest	107	97	10	10.3%
Taxes	43	22	21	95.5%
Depreciation and amortization	90	87	3	3.4%
EBITDA	$812	$722	$90	12.5%